Exhibit 10.40

CREDIT AGREEMENT

among

TELETECH HOLDINGS, INC.,
as Borrower,

THE LENDERS NAMED HEREIN,
as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,
as Lead Arranger, Sole Book Runner and Administrative Agent

dated as of
May 5, 2004

i

TABLE OF CONTENTS

	Page
Section 7.8. Money Judgment		54
Section 7.9. Material Adverse Change		54
Section 7.10. Security		55
Section 7.11. Validity of Loan Documents		55
Section 7.12. Senior Notes		55
Section 7.13. Solvency		55
ARTICLE VIII. REMEDIES UPON DEFAULT		56
Section 8.1. Optional Defaults		56
Section 8.2. Automatic Defaults		56
Section 8.3. Letters of Credit		56
Section 8.4. Offsets		56
Section 8.5. Equalization Provision		57
Section 8.6. Other Remedies		57
ARTICLE IX. THE AGENT		57
Section 9.1. Appointment and Authorization		57
Section 9.2. Note Holders		58
Section 9.3. Consultation With Counsel		58
Section 9.4. Documents		58
Section 9.5. Agent and Affiliates		58
Section 9.6. Knowledge of Default		58
Section 9.7. Action by Agent		58
Section 9.8. Release of Collateral or Guarantor of Payment		59
Section 9.9. Notice of Default		59
Section 9.10. Indemnification of Agent		59
Section 9.11. Successor Agent		59
ARTICLE X. MISCELLANEOUS		60
Section 10.1. Lenders’ Independent Investigation		60
Section 10.2. No Waiver; Cumulative Remedies		60
Section 10.3. Amendments, Consents		60
Section 10.4. Notices		61
Section 10.5. Costs, Expenses and Taxes		61
Section 10.6. Indemnification		61
Section 10.7. Obligations Several; No Fiduciary Obligations		62
Section 10.8. Execution in Counterparts		62
Section 10.9. Binding Effect; Borrower’s Assignment		62
Section 10.10. Lender Assignments		62
Section 10.11. Sale of Participations		64
Section 10.12. Severability of Provisions; Captions; Attachments		65
Section 10.13. Investment Purpose		65
Section 10.14. Entire Agreement		65
Section 10.15. Legal Representation of Parties		65
Section 10.16. Governing Law; Submission to Jurisdiction		65
Section 10.17. Jury Trial Waiver	Signature Page	1

TABLE OF CONTENTS

Page
Exhibit A Form of Revolving Credit Note
Exhibit B Form of Swing Line Note
Exhibit C Form of Notice of Loan
Exhibit D Form of Compliance Certificate
Exhibit E Form of Assignment and Acceptance Agreement
Exhibit F Form of Request for Extension
Schedule 1 Commitments of Lenders
Schedule 2 Guarantors of Payment
Schedule 2.2 BOA Letters of Credit
Schedule 3 Pledged Securities
Schedule 5.8 Indebtedness
Schedule 5.9 Liens
Schedule 6.1 Corporate Existence/Subsidiaries
Schedule 6.4 Litigation
Schedule 6.9 Locations
Schedule 6.11 Employee Benefit Plans
Schedule 6.16 Material Agreements
Schedule 6.18 Insurance

     This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 5th day of May, 2004, among:

     (a) TELETECH HOLDINGS, INC., a Delaware corporation (“Borrower”);

     (b) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that becomes a party hereto pursuant to Section 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

     (c) KEYBANK NATIONAL ASSOCIATION, as lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (“Agent”).

WITNESSETH:

     WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

     Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

     “Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

     “Additional Commitment” shall mean that term as defined in Section 2.9(b) hereof.

     “Additional Lender” shall mean an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

     “Additional Lender Assumption Agreement” shall mean an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

     “Additional Lender Assumption Effective Date” shall mean that term as defined in Section 2.9(b) hereof.

     “Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share of the Obligations then outstanding, than was the case immediately before such payment.

     “Affiliate” shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

     “Agent Fee Letter” shall mean the Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

     “Applicable Commitment Fee Rate” shall mean:

     (a) for the period from the Closing Date through August 31, 2004, thirty (30.00) basis points; and

     (b) commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending June 30, 2004, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2004 and thereafter:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 1.50 to 1.00	40.00 basis points
Greater than or equal to 0.50 to 1.00 but less than 1.50 to 1.00	30.00 basis points
Less than 0.50 to 1.00	25.00 basis points

After September 1, 2004, changes thereafter to the Applicable Commitment Fee Rate shall be effective on the first day of each month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3(a) or (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, during any period when Borrower shall have failed to timely deliver the financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time.

     “Applicable Margin” shall mean:

     (a) for the period from the Closing Date through August 31, 2004, one hundred seventy-five (175.00) basis points for Eurodollar Loans and zero (0.00) basis points for Base Rate Loans; and

     (b) commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending June 30, 2004, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 1, 2004 and thereafter:

	Applicable Basis	Applicable Basis
	Points for	Points for
Leverage Ratio	Eurodollar Loans	Base Rate Loans
Greater than or equal to 1.50 to 1.00	200.00	25.00
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	175.00	0.00
Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	150.00	0.00
Less than 0.50 to 1.00	125.00	0.00

After September 1, 2004, changes thereafter to the Applicable Margin shall be effective on the first day of each month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3(a) or (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, during any period when Borrower shall have failed to timely deliver the financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time.

     “Assignment Agreement” shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit E.

     “Authorized Officer” shall mean a Financial Officer or any other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

     “Base Rate” shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

     “Base Rate Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof on which Borrower shall pay interest at a rate based on the Derived Base Rate.

     “BOA Letters of Credit” shall mean that term as defined in Section 2.2(b)(vi) hereof.

     “Borrower Investment Policy” shall mean the investment policy of Borrower in effect as of the Closing Date, together with such modifications as approved from time to time by the Board of Directors of Borrower.

     “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which national banks are authorized or required to close, and, if the applicable Business Day shall relate to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

     “Capital Distribution” shall mean a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

     “Capitalized Lease Obligations” shall mean obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     “Cash Equivalents” shall mean those securities and other investments described in the Borrower Investment Policy.

     “Change in Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person (other than Kenneth D. Tuchman, his spouse, any of his lineal descendants or any trustees or trusts established for his benefit or the benefit of his spouse or any of his lineal descendants) or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect) of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.

     “Closing Commitment Amount” shall mean One Hundred Million Dollars ($100,000,000).

     “Closing Date” shall mean the effective date of this Agreement as set forth in the first paragraph of this Agreement.

     “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

     “Collateral” shall mean the Collateral, as defined in the Security Documents.

     “Commitment” shall mean the obligation hereunder of the Lenders, during the Commitment Period, to make Loans, to issue Letters of Credit and to participate in Swing Loans and Letters of Credit pursuant to the Revolving Credit Commitments, up to the Total Commitment Amount.

     “Commitment Increase Period” shall mean the period from the Closing Date to the date that is three months prior to the last day of the Commitment Period, or such later date as shall be agreed to in writing by Agent.

     “Commitment Percentage” shall mean, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto.

     “Commitment Period” shall mean the period from the Closing Date to May 4, 2007, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

     “Companies” shall mean Borrower and all Subsidiaries.

     “Company” shall mean Borrower or a Subsidiary.

     “Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit D.

     “Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for such Acquisition, but in all cases excluding earn-outs in respect of such Acquisition, so long as such cash earn-outs (which may be roughly quantified) are not in excess of twenty percent (20%) of the purchase price.

     “Consolidated” shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

     “Consolidated Capital Expenditures” shall mean, for any period, the amount of capital expenditures of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

     “Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

     “Consolidated EBITDA” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges (and, in addition, current and future amortization charges relating to the capitalized costs incurred by the Companies in connection with the execution and closing of this Agreement and the other Loan Documents (and future costs directly related to the amendment, from time to time, of the foregoing documents)), (d) non-cash charges incurred in accordance with any relevant Statements of Financial Accounting Standards (but excluding any non-cash charges related to receivables impairment), (e) (i) non-cash losses or charges (including charges incurred pursuant to the refinancing of the credit facility referenced in Section 4.2(k) hereof and future asset impairments (other than receivables impairment)) that were included in the calculation of Consolidated Net Earnings for such period, minus (ii) extraordinary or unusual non-cash gains not incurred in the ordinary course of business but that were included in the calculation of Consolidated Net Earnings for such period, and (f) cash charges provided that (i) the aggregate amount for all such charges shall not exceed Fifteen Million Dollars ($15,000,000) during the term of this Agreement, and (ii) such charges are specifically attributable to (A) prepayment penalties incurred pursuant to the full repayment of the obligations under the Note Purchase Agreement, or (B) the termination of the Existing Hedge Agreement; provided that, for purposes of calculating the Leverage Ratio and the Interest Coverage Ratio, (1) a pro forma calculation of Consolidated EBITDA shall be made for Significant Positive EBITDA Dispositions for any fiscal year of Borrower if Significant Positive EBITDA Dispositions are made, during such fiscal year, in excess of the aggregate amount of Twenty Million Dollars ($20,000,000), and (2) a pro forma calculation of Consolidated EBITDA shall be made for Significant Positive EBITDA Acquisitions made during such period.

     “Consolidated Funded Indebtedness” shall mean, at any date, solely with respect to Indebtedness and other obligations owing by the Companies to Persons other than the Companies and without duplication, the sum of (a) all Indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all guaranties of Indebtedness of the type described in this definition, (d) all obligations created under any conditional sale or other title retention agreements, (e) all Capitalized Lease Obligations, synthetic lease and asset securitization obligations (provided that the Companies may exclude synthetic leases of aircraft up to the aggregate amount of Ten Million Dollars ($10,000,000)), (f) all obligations (contingent or otherwise) with respect to letters of credit, and (g) all obligations for the deferred purchase price of capital assets; as determined on a Consolidated basis and in accordance with GAAP.

     “Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the gross or net income of Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

     “Consolidated Interest Expense” shall mean, for any period, the interest expense of Borrower, paid in cash, on Consolidated Funded Indebtedness for such period, as determined on a Consolidated basis and in accordance with GAAP.

     “Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

     “Consolidated Net Worth” shall mean, at any date, the stockholders’ equity of Borrower, determined as of such date on a Consolidated basis and in accordance with GAAP.

     “Controlled Group” shall mean a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

     “Credit Event” shall mean the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance by the Fronting Lender of a Letter of Credit.

     “Credit Party” shall mean Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

     “Default” shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders in writing.

     “Default Rate” shall mean (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

     “Derived Base Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

     “Derived Eurodollar Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

     “Disposition” shall mean the lease, transfer or other disposition of assets (whether in one or more transaction) by a Company, other than a sale, lease, transfer or other disposition made by a Company pursuant to Section 5.12(b), (c), (e) or (f) hereof or in the ordinary course of business.

     “Dollar” or the sign $ shall mean lawful money of the United States of America.

     “Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

     “Dormant Subsidiary” shall mean a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Five Million Dollars ($5,000,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than Five Million Dollars ($5,000,000).

     “EBITDA” shall mean, for any period, in accordance with GAAP, the net earnings of a Company (without giving effect to extraordinary losses or gains) for such period plus the aggregate amounts deducted in determining such net earnings in respect of (a) interest expense of such Company, (b) income taxes of such Company and (c) the aggregate of all depreciation and amortization charges of such Company for fixed assets, leasehold improvements and general intangibles (specifically including goodwill).

     “Eligible Transferee” shall mean a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not Borrower, a Subsidiary or an Affiliate and that may receive interest payments hereunder or in connection herewith free of U.S. withholding taxes.

     “Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or any foreign jurisdiction, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

     “ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that is reasonably likely to result in the imposition of a material excise tax or any other material liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that is reasonably likely to result in a material liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan that is reasonably likely to result in a material liability to a Company; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections

4203 and 4205, respectively) which is reasonably likely to result in a material liability to a Company; (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241 which is reasonably likely to result in a material liability to a Company; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan in a distress termination under ERISA Section 4041(c); (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan which is reasonably likely to result in a material liability to one of the Companies; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan (other than a routine claim for benefits) which is reasonably likely to result in a material liability to a Company; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of a material increase in the liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

     “ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to, and which is not excluded from the coverage of ERISA pursuant to Section 4(b)(4) of ERISA.

     “Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar” shall mean a Dollar denominated deposit in a bank or branch outside of the United States.

     “Eurodollar Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the Derived Eurodollar Rate.

     “Eurodollar Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of

1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

     “Event of Default” shall mean an event or condition that shall constitute an event of default as defined in Article VII hereof.

     “Excluded Taxes” shall mean net income taxes (and franchise taxes imposed in lieu of net income taxes) imposed on Agent or any Lender by the Governmental Authority located in the jurisdiction where Agent or such Lender is organized (other than any such taxes arising solely from Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

     “Existing Hedge Agreement” shall mean that interest rate swap agreement between Borrower and KeyBank National Association dated February 11, 2003, as such agreement may from time to time be amended, restated or otherwise modified.

     “Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

     “Financial Officer” shall mean any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

     “First-Tier Material Foreign Subsidiary” shall mean a Foreign Subsidiary of Borrower (with assets (consolidated for the foreign jurisdiction) in excess of three percent (3%) of Consolidated total assets of Borrower); provided, however, that, if Agent, in its reasonable discretion after consultation with Borrower, determines that the cost of perfecting, in a foreign jurisdiction, the security interest of Agent, for the benefit of the Lenders, in the Pledged Securities relating to any First-Tier Material Foreign Subsidiary (other than those in Canada or Australia), is impractical or cost-prohibitive, then Agent may agree to forego the foreign perfection of such security interest.

     “Foreign Employee Benefit Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member or a Foreign Subsidiary at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to and which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

     “Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.

     “Fronting Lender” shall mean, (a) as to any Letter of Credit transaction hereunder (other than a BOA Letter of Credit), Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree that another Lender may issue, a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but on behalf of the Lenders hereunder; or (b) as to any BOA Letter of Credit, Bank of America, N.A. (so long as it is a Lender) or Agent.

     “GAAP” shall mean generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

     “Global” shall mean Global One Colorado, Inc. and Global One Captive Insurance Company, together with their respective successors and assigns (other than a Credit Party).

     “Governmental Authority” shall mean any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

     “Guarantor” shall mean a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

     “Guarantor of Payment” shall mean each of the Companies set forth on Schedule 2 hereto from time to time that executes and delivers a Guaranty of Payment to Agent in respect of the Obligations, or any other Person that shall deliver a Guaranty of Payment to Agent in respect of the Obligations; provided, however, that (a) none of Percepta or Global shall at any time constitute a Guarantor of Payment, (b) no Foreign Subsidiary or Dormant Subsidiary shall be required to be a Guarantor of Payment, and (c) no joint venture, partnership, limited liability company or captive insurance company in which Borrower or any other Company holds an interest shall be required to be a Guarantor of Payment if such Person’s charter documents or applicable statutes or regulations prohibit such a guaranty.

     “Guaranty of Payment” shall mean each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

     “Hedge Agreement” shall mean any (a) hedge agreement, interest rate swap, basis swap agreement, cap, collar or floor agreement, or other interest rate management device (including forward rate agreements) entered into by a Company with any Person, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.

     “Indebtedness” shall mean, for any Company (excluding in all cases trade payables and guaranties of performance by a Subsidiary) payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP (and specifically excluding operating leases that are not required under GAAP to be capitalized on the books of such Company), (h) all obligations of such Company with respect to asset securitization financing programs that are required to be reported as a liability in accordance with GAAP, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (j) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements.

     “Interest Adjustment Date” shall mean the last day of each Interest Period.

     “Interest Coverage Ratio” shall mean, for the most recently completed four fiscal quarters of Borrower, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) (i) Consolidated EBITDA minus (ii) Twenty Million Dollars ($20,000,000), to (b) Consolidated Interest Expense; provided that, for purposes of calculating Consolidated Interest Expense in subpart (b) of this definition, (A) a pro forma calculation of Consolidated Interest Expense shall be made for Significant Positive EBITDA Dispositions for any fiscal year of Borrower if Significant Positive EBITDA Dispositions are made, during such fiscal year, in excess of the aggregate amount of Twenty Million Dollars ($20,000,000), and (B) a pro forma calculation of Consolidated Interest Expense shall be made for Significant Positive EBITDA Acquisitions.

     “Interest Period” shall mean, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that, if Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

     “Letter of Credit” shall mean a standby letter of credit that shall be issued by the Fronting Lender for the account of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance or (b) one year after the last day of the Commitment Period.

     “Letter of Credit Commitment” shall mean the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Twenty-Five Million Dollars ($25,000,000).

     “Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

     “Leverage Ratio” shall mean as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of Borrower) to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Borrower).

     “Lien” shall mean any mortgage, deed of trust, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

     “Loan” shall mean a Revolving Loan or a Swing Loan granted to Borrower in accordance with Section 2.2(a) or 2.2(c) hereof.

     “Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, each Security Document and the Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower, (b) the business, operations, property or condition (financial or otherwise) of the Companies taken as a whole, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent or the Lenders hereunder or thereunder.

     “Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Company or the Companies then in excess of the amount of Ten Million Dollars ($10,000,000).

     “Maximum Amount” shall mean, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof and assignments of interests pursuant to Section 10.10 hereof; provided, however, that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

     “Maximum Commitment Amount” shall mean One Hundred Fifty Million Dollars ($150,000,000).

     “Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

     “Note” shall mean a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

     “Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of October 1, 2001, between Borrower and the noteholders a party thereto, as amended.

     “Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit C.

     “Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by Borrower or any Guarantor of Payment to Agent, the Fronting Lender, the Swing Line Lender or any Lender pursuant to this Agreement and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit, (b) each extension, renewal or refinancing thereof in whole or in part, and (c) the commitment fees, the other fees and any prepayment fees payable hereunder, and all fees and charges in connection with the Letters of Credit.

     “Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

     “Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

     “Percepta” shall mean Percepta, LLC and each of its Subsidiaries.

     “Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

     “Pledge Agreement” shall mean each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by Borrower and each Domestic Subsidiary in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Pledge Agreement executed by any other Domestic Subsidiary on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

     “Pledged Securities” shall mean sixty-five percent (65%) of the shares of capital stock or other equity interest of a First-Tier Material Foreign Subsidiary, whether now owned or hereafter acquired or created, and all proceeds thereof (Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Securities).

     “Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

     “Regularly Scheduled Payment Date” shall mean the last day of each March, June, September and December of each year.

     “Related Expenses” shall mean any and all reasonable costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, reasonable legal expenses, judgments, suits and disbursements) (a) incurred by Agent, or imposed upon or asserted against Agent or any Lender in any attempt by Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, reasonable costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

     “Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

     “Reportable Event” shall mean any of the events described in Section 4043 of ERISA.

     “Request for Extension” shall mean a notice, substantially in the form of the attached Exhibit F.

     “Required Lenders” shall mean the holders of at least fifty-one percent (51%) of the Total Commitment Amount, or, if there is any borrowing hereunder, the holders of at least fifty-one percent (51%) of the Revolving Credit Exposure; provided that, if the Total Commitment Amount shall be increased pursuant to Section 2.9(b) hereof, Required Lenders shall constitute at least two Lenders.

     “Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Derived Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

     “Restricted Payment” shall mean, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any director, officer or shareholder of a Company or an Affiliate, in excess of the aggregate amount of One Hundred Thousand Dollars ($100,000) in any fiscal year.

     “Revolving Credit Commitment” shall mean the obligation hereunder, during the Commitment Period, of (a) each Lender to make Revolving Loans and participate in Swing Loans and Letters of Credit up to the Maximum Amount for such Lender, (b) the Fronting Lender to issue Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make Swing Loans pursuant to the Swing Line Commitment.

     “Revolving Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

     “Revolving Credit Note” shall mean a Revolving Credit Note executed and delivered pursuant to Section 2.4(a) hereof.

     “Revolving Loan” shall mean a Loan granted to Borrower by the Lenders in accordance with Section 2.2(a) hereof.

     “SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principle functions.

     “Secured Obligations” shall mean, collectively, (a) the Obligations, and (b) all obligations and liabilities of the Companies owing to Lenders under Hedge Agreements.

     “Security Agreement” shall mean the Security Agreement, executed and delivered by each Credit Party in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Security Agreement executed on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

     “Security Documents” shall mean each Security Agreement, each Pledge Agreement, each U.C.C. Financing Statement filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Credit Party to Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

     “Senior Notes” shall mean any notes issued by Borrower pursuant to the Note Purchase Agreement.

     “Significant Positive EBITDA Acquisition” shall mean an Acquisition that generates positive EBITDA for the Company making such Acquisition in excess of Five Million Dollars ($5,000,000).

     “Significant Positive EBITDA Disposition” shall mean a Disposition that generates positive EBITDA for the Company effecting such Disposition in excess of Five Million Dollars ($5,000,000).

     “Subordinated” shall mean, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

     “Subsidiary” of a Company shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Company or by one or more other subsidiaries of such Company or by such Company and one or more subsidiaries of such Company, (b) a partnership or limited liability company of which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership or limited liability company, or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

     “Supporting Letter of Credit” shall mean a standby letter of credit, in form and substance satisfactory to Agent and the Fronting Lender, issued by an issuer satisfactory to Agent and the Fronting Lender.

     “Swing Line” shall mean the credit facility established by the Swing Line Lender for Borrower in accordance with Section 2.2(c) hereof.

     “Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Loans to Borrower up to the aggregate amount at any time outstanding of Fifteen Million Dollars ($15,000,000).

     “Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding.

     “Swing Line Lender” shall mean KeyBank National Association, as holder of the Swing Line Commitment.

     “Swing Line Note” shall mean the Swing Line Note executed and delivered pursuant to Section 2.4(b) hereof.

     “Swing Loan” shall mean a loan granted to Borrower by the Swing Line Lender under the Swing Line.

     “Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (a) thirty (30) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

     “Taxes” shall mean any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties or similar liabilities with respect thereto) other than Excluded Taxes.

     “Total Commitment Amount” shall mean the Closing Commitment Amount, as such amount may be increased up to the Maximum Commitment Amount pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

     “U.C.C.” shall mean the Uniform Commercial Code, as in effect from time to time in Ohio.

     “U.C.C. Financing Statement” shall mean a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

     “Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

     “Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

     Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

     Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

     Section 2.1. Amount and Nature of Credit.

     (a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrower, participate in Swing Loans made by the Swing Line Lender to Borrower, and issue or participate in Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the Revolving Credit Exposure be in excess of the Total Commitment Amount.

     (b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower or the issuance of a Letter of Credit:

     (i) the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

     (ii) the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) together with such Lender’s interest in the Letter of Credit Exposure and the Swing Line Exposure that shall be such Lender’s Commitment Percentage. Each borrowing (other than Swing Loans) from the Lenders hereunder shall be made pro rata according to the respective Commitment Percentages of the Lenders.

     (c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof and Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

     Section 2.2. Revolving Credit.

     (a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

     (b) Letters of Credit.

     (i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of Borrower and any other Company, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment or (B) the Revolving Credit Exposure would exceed the Total Commitment Amount. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

     (ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 10:00 A.M. (Mountain time) three Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, Borrower, and any Credit Party for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.

     (iii) Standby Letters of Credit. With respect to each Letter of Credit and the drafts thereunder, if any, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at the rate of the Applicable Margin for Eurodollar Loans (in effect on the date such payment is to be made) multiplied by the undrawn face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by the Fronting Lender under its fee schedule as in effect from time to time.

     (iv) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, Borrower shall immediately reimburse the Fronting Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by Borrower on the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this subsection (iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subsection to reimburse, in full, the Fronting Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a

Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

     (v) Participation in Letters of Credit. If, for any reason, Agent (or the Fronting Lender if the Fronting Lender shall be a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (or the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrower pursuant to this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this subsection (v) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Lender agrees to risk participate in the BOA Letters of Credit as provided in subsection (vi) below.

     (vi) BOA Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit shall, on the date that Bank of America, N.A. becomes a Lender under this Agreement, constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2(b)(v) hereof, under this Agreement (each, a “BOA Letter of Credit”). Borrower, Agent and the Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the BOA Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Notwithstanding anything to the contrary in any reimbursement agreement applicable to the BOA Letters of Credit, the fees payable in connection with each BOA Letter of Credit to be shared with the Lenders shall accrue from the date that Bank of America, N.A. becomes a Lender under this Agreement at the rate provided in this Section 2.2(b).

     (vii) Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, Borrower shall deposit with Agent, for the benefit of the Fronting Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the Fronting Lender. The Fronting Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Fronting Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. Borrower shall also execute such documentation as Agent or the Fronting Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to Borrower.

     (c) Swing Loans.

     (i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request; provided that Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Total Commitment Amount, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Borrower may prepay Swing Loans in accordance with Section 2.7 hereof.

     (ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to Borrower and the Lenders, Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Upon receipt of such notice by Borrower and the Lenders, Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this subsection (ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subsection (ii) to repay in full such Swing Loan. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.

     (iii) Participation in Swing Loans. If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding subsection (ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this subsection (iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this subsection (iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

     Section 2.3. Interest.

     (a) Revolving Loans.

     (i) Base Rate Loan. Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing June 30, 2004, and on each Regularly Scheduled Payment Date thereafter and at the maturity thereof; provided, however, that, on the Closing Date through May 12, 2004, the interest on Base Rate Loans shall be at one hundred seventy-five (175) basis points in excess of the Eurodollar Rate (determined by Agent on the Closing Date as if the interest period were seven days or substantially equivalent thereto).

     (ii) Eurodollar Loans. Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

     (b) Swing Loans. Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

     (c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn face amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

     (d) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

     Section 2.4. Evidence of Indebtedness.

     (a) Revolving Loans. To evidence the obligation of Borrower to a Lender, upon the request of such Lender to Agent and Agent to Borrower, Borrower shall execute a Revolving Credit Note in the form of the attached Exhibit A, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided, however, that the provision of a Revolving Credit Note shall be at the option of each Lender and the failure of a Lender to request a Revolving Credit Note shall in no way detract from Borrower’s obligations to such Lender hereunder.

     (b) Swing Loan. The obligation of Borrower to repay the Swing Loans and to pay interest thereon shall be evidenced by a Swing Line Note of Borrower in the form of the attached Exhibit B, and payable to the order of the Swing Line Lender in the principal amount of the

Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender.

     Section 2.5. Notice of Credit Event; Funding of Loans.

     (a) Notice of Credit Event. Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 10:00 A.M. (Mountain time) on the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 10:00 A.M. (Mountain time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan, and (iii) 12:00 Noon (Mountain time) on the proposed date of borrowing of any Swing Loan. Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

     (b) Funding of Loans. Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 12:00 Noon. (Mountain time) on the date such notice is received. On the date that the Credit Event set forth in such notice is to occur, each such Lender shall provide to Agent, not later than 1:00 P.M. (Mountain time), the amount in Dollars, in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower, on demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

     (c) Conversion of Loans. At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

     (d) Minimum Amount. Each request for:

     (i) a Base Rate Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000);

     (ii) a Eurodollar Loan shall be in an amount of not less than Two Million Dollars ($2,000,000), increased by increments of One Million Dollars ($1,000,000); and

     (iii) a Swing Loan shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000).

     (e) Interest Periods. At no time shall Borrower request that Eurodollar Loans be outstanding for more than ten different Interest Periods, and, if a Base Rate Loan is outstanding, then Eurodollar Loans shall be limited to nine different Interest Periods at any time.

     Section 2.6. Payment on Loans and Other Obligations.

     (a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

     (b) Payments from Borrower. All payments (including prepayments) to Agent of the principal of or interest on any Loan or other payment, including but not limited to principal, interest or fees, or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent, at the address of Agent for notices referred to in Section 10.4 hereof, for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 10:00 A.M. (Mountain time) on the due date thereof in immediately available funds. Other than with respect to payments made by wire transfer that are released by Borrower by 10:00 A.M. (Mountain time), any such payments received by Agent after 10:00 A.M. (Mountain time) shall be deemed to have been made and received on the next Business Day.

     (c) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender (except with respect to Swing Loans, which shall be paid to the Swing Line Lender) its ratable share, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans and Swing Loans, prepayments, and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing to each Lender.

     (d) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided, however, that, with respect to any Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

     Section 2.7. Prepayment.

     (a) Right to Prepay. Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender), all or any part of the principal amount of the Loans, as designated by Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has purchased a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

     (b) Notice of Prepayment. Borrower shall give Agent notice of prepayment of a Base Rate Loan or Swing Loan by not later than 11:00 A.M. (Mountain time) one Business Day before the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 11:00 A.M. (Mountain time) three Business Days before the Business Day on which such prepayment is to be made.

     (c) Minimum Amount. Each prepayment of a Eurodollar Loan by Borrower shall be in the aggregate principal amount of not less than One Million Dollars ($1,000,000), except in the case of a mandatory prepayment in connection with Section 2.11 or Article III hereof.

     Section 2.8. Commitment and Other Fees.

     (a) Commitment Fee. Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, times (ii) (A) the average daily Total Commitment Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter. The commitment fee shall be payable in arrears, on June 30, 2004 and on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

     (b) Agent Fee. Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

     Section 2.9. Modification of Commitment.

     (a) Optional Reduction of Commitment. Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Total Commitment Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such reduction, the commitment fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced. If Borrower reduces in whole the

Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and commitment and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrower. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

     (b) Increase in Commitment. At any time during the Commitment Increase Period, Borrower may request that Agent increase the Total Commitment Amount from the Closing Commitment Amount up to an amount that shall not exceed the Maximum Commitment Amount. Each such increase shall be in an amount of at least Ten Million Dollars ($10,000,000), increased by increments of One Million Dollar ($1,000,000), and may be made by either (i) proportionally increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (ii) including one or more Additional Lenders, each with a new Revolving Credit Commitment, as a party to this Agreement (collectively, the “Additional Commitment”); provided, however, that existing Lenders shall be given the first opportunity to provide the Additional Commitments. During the Commitment Increase Period, the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) Borrower shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent (and requested by the Lenders). The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders. On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b). Borrower shall not request any increase in the Commitment pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.

     Section 2.10. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

     Section 2.11. Mandatory Payment.

     (a) If, at any time prior to (i) the repayment in full of the Senior Notes, (ii) the termination of the Note Purchase Agreement and (iii) the filing of the U.C.C. Financing Statements by Borrower or Agent in connection with the Security Documents referenced in Section 2.13 hereof, the Revolving Credit Exposure shall exceed Seventy-Five Million Dollars ($75,000,000), Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure to an amount equal to or less than Seventy-Five Million Dollars ($75,000,000).

     (b) If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount as then in effect, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount.

     (c) If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

     (d) Unless otherwise designated by Borrower, each prepayment pursuant to Section 2.11(a) or (b) hereof shall be applied in the following order (i) first, on a pro rata basis among the outstanding Base Rate Loans, and (ii) second, on a pro rata basis among the outstanding Eurodollar Loans, provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

     Section 2.12. Extension of Commitment. Contemporaneously with the delivery of the financial statements required pursuant to Section 5.3(b) hereof (beginning with the financial statements for the fiscal year of Borrower ending December 31, 2004), Borrower may deliver a Request for Extension, requesting that the Lenders extend the maturity of the Revolving Credit Commitments for one additional year. Each such extension shall require the unanimous written consent of all of the Lenders and shall be upon such terms and conditions as may be agreed to by Agent, Borrower and the Lenders. Borrower shall pay any reasonable attorneys’ fees or other reasonable expenses of Agent in connection with the documentation of any such extension, as well as such other fees as may be agreed upon between Borrower and Agent.

     Section 2.13. Closing Security Documents. On the Closing Date, the Credit Parties shall execute and deliver to Agent, for the benefit of the Lenders, the Security Documents described in Section 4.2 hereof (the “Closing Security Documents”). Agent and the Lender acknowledge and agree that the Closing Security Documents will be held in escrow by Agent and that any security interest or Lien granted by the Credit Parties to Agent, for the benefit of the Lenders, under the Closing Security Documents shall not be effective until the earlier of (a) payment in full of the Senior Notes, or (b) the date that is forty-five (45) days after the Closing Date, at which time

Agent is authorized to release the Closing Security Documents from escrow and file U.C.C. Financing Statements in the appropriate filing offices. Borrower acknowledges and agrees that Agent may release the Closing Security Documents from escrow under the preceding conditions without providing notice of any kind to Borrower or any other Credit Party. The provisions in this Section 2.13 shall control over the provisions of the Closing Security Documents.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

     Section 3.1. Requirements of Law.

     (a) If, after the Closing Date (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

     (A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

     (B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

     (C) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

     (b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

     (c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder; provided that Borrower shall not be required to make any payments pursuant to this Section 3.1 to a Lender for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender notifies Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions are retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

     Section 3.2. Taxes.

     (a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be withheld from any amounts payable to Agent or any Lender thereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

     (b) In addition, the Credit Parties shall pay Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and the appropriate Lenders on demand for any incremental taxes, interest or penalties that may become payable by Agent or such Lender as a result of any such failure.

     (d) If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender. If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

     (e) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (e) that such Non-U.S. Lender is not legally able to deliver.

     (f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Credit Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall use reasonable efforts to deliver to Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

     (g) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

     Section 3.3. Funding Losses. Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan pursuant to Section 3.4 hereof on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     Section 3.4. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

     Section 3.5. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

     (a) If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any

Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

     (b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

     Section 3.6. Replacement of Lenders. Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a), or asserts its inability to make a Eurodollar Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) Borrower shall be liable to such replaced Lender under Section 3.3 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement financial institution, if not already a Lender, shall be satisfactory to the Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.10 hereof (provided that Borrower (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a), as the case may be.

ARTICLE IV. CONDITIONS PRECEDENT

     Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

     (a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

     (b) Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b) hereof) and otherwise complied with Section 2.5 hereof;

     (c) no Default or Event of Default shall then exist or immediately after the Credit Event would exist; and

     (d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of the Credit Event, except to the extent that any thereof expressly relate to an earlier date.

     Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

     Section 4.2. Conditions to the First Credit Event. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

     (a) Notes. Borrower shall have executed and delivered to each Lender requesting a Revolving Credit Note its Revolving Credit Note and shall have executed and delivered to the Swing Line Lender the Swing Line Note.

     (b) Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment.

     (c) Security Agreement. Borrower and each Guarantor of Payment shall have executed and delivered to Agent, for the benefit of the Lenders, a Security Agreement and such other documents or instruments, as may be reasonably required by Agent to create or perfect the Liens of Agent, for the benefit of the Lenders, in the Collateral of Borrower and each Guarantor of Payment, all to be in form and substance satisfactory to Agent and the Lenders; provided that such delivery shall be subject to Section 2.13 hereof.

     (d) Pledge Agreement. Borrower and each Domestic Subsidiary that has a Foreign Subsidiary shall have executed and delivered to Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance satisfactory to Agent, that provides, among other things, for a pledge of sixty-five percent (65%) of the capital stock of each First-Tier Material Foreign Subsidiary of such Company; provided that such delivery shall be subject to Section 2.13 hereof.

Each such Company shall also deliver to Agent the Pledged Securities and appropriate stock powers as may be required by Agent within one hundred twenty-five days after the Closing Date.

     (e) Officer’s Certificate, Resolutions, Organizational Documents. Each Credit Party shall have delivered to Agent an officer’s certificate (or comparable domestic documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

     (f) Good Standing and Full Force and Effect Certificates. Borrower shall have delivered to Agent a good standing certificate or comparable certificate, as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State or comparable entity in the state or states where such Credit Party is incorporated or formed.

     (g) Lien Searches. With respect to the property owned or leased by Borrower and each Guarantor of Payment, Borrower and each Guarantor of Payment, if applicable, shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all financing statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

     (h) Legal Opinion. Borrower shall have delivered to Agent an opinion of counsel for each Credit Party, in form and substance reasonably satisfactory to Agent and the Lenders.

     (i) Borrower Investment Policy. Borrower shall have delivered to Agent a copy of the Borrower Investment Policy.

     (j) Agent Fee Letter and Other Fees. Borrower shall have (i) executed and delivered to Agent the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, and (ii) paid (or agreed to pay) all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

     (k) Existing Credit Agreement. Borrower shall have terminated the Credit Agreement among Borrower, the lenders party thereto and Bank of America, N.A., as agent, dated as of October 29, 2002, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder (other than letters of credit thereunder that are collateralized in a manner acceptable to the issuer) and termination of the commitments established therein.

     (l) Closing Certificate. Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the making of the first Loan or the issuance of the first Letter of Credit will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

     (m) Letter of Direction. Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which includes the transfer of funds under this Agreement and wire instructions setting forth the locations to which such funds shall be sent.

     (n) No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition or operations of the Companies since December 31, 2003.

     (o) Miscellaneous. Borrower shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

     Section 4.3. Post-Closing Conditions.

     (a) Termination of Senior Notes. No later than forty-five (45) days after the Closing Date (unless a longer period is agreed to by Agent), Borrower shall deliver to Agent, for the benefit of the Lenders, a written confirmation that the Senior Notes shall have been paid in full and the Note Purchase Agreement terminated.

     (b) Release of Liens. No later than one hundred twenty-five (125) days after the Closing Date (unless a longer period is agreed to by Agent), Borrower shall deliver to Agent, for the benefit of the Lenders, evidence of the termination of all Liens on any assets of the Companies securing the Senior Notes.

ARTICLE V. COVENANTS

     Section 5.1. Insurance. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten days of Agent’s written request, furnish to Agent such information about such Company’s insurance as Agent may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to Agent and certified by a Financial Officer of such Company.

     Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any

comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue.

     Section 5.3. Financial Statements and Information.

     (a) Quarterly Financials. Borrower shall deliver to Agent, within forty-five (45) days after the end of each of the first three quarter-annual periods of each fiscal year of Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and certified by a Financial Officer of Borrower.

     (b) Annual Audit Report. Borrower shall deliver to Agent, within ninety (90) days after the end of each fiscal year of Borrower, an annual audit report of the Companies for that year prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and certified by an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

     (c) Compliance Certificate. Borrower shall deliver to Agent, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

     (d) Pro-Forma Projections. Borrower shall deliver to Agent, within ninety (90) days after the end of each fiscal year of Borrower, an annual pro-forma projection of the Companies for the then current fiscal year, to be in form acceptable to Agent.

     (e) Shareholder and SEC Documents. Borrower shall deliver to Agent, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower’s securities.

     (f) Financial Information of Companies. Borrower shall deliver to Agent, within fifteen (15) Business Days of the written request of Agent, such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.

     Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with

GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent, or any representative of Agent, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

     Section 5.5. Franchises; Change in Business.

     (a) Except as otherwise permitted pursuant to Section 5.12 hereof, each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business.

     (b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

     Section 5.6. ERISA Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify the Lenders of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe is reasonably likely to be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Agent, deliver or cause to be delivered to Agent, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

     Section 5.7. Financial Covenants.

     (a) Leverage Ratio. Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 2.00 to 1.00.

     (b) Interest Coverage Ratio. Borrower shall not suffer or permit at any time the Interest Coverage Ratio to be less than 2.50 to 1.00.

     (c) Net Worth. Borrower shall not suffer or permit at any time the Consolidated Net Worth, for the most recently completed fiscal quarter of Borrower, to be less than the current minimum amount required, which current minimum amount required shall be Two Hundred Forty-Five Million Four Hundred Ninety Four Thousand Dollars ($245,494,000) on the Closing Date through June 30, 2004, with such current minimum amount required to be positively increased by the Increase Amount on July 1, 2004 and by an additional Increase Amount on the last day of each succeeding fiscal quarter thereafter. As used herein, the term “Increase Amount” shall mean an amount equal to (i) fifty percent (50%) of positive Consolidated Net Earnings for the fiscal quarter then ended (with no deduction for losses), minus (ii) all non-cash charges (including, without limitation, deferred tax asset valuation allowances, asset impairments and the adoption of future Financial Accounting Standards accounting principles) that have not already been deducted from Consolidated Net Earnings, minus (iii) Restricted Payments made during such quarter, plus (iv) fifty percent (50%) of the proceeds of any equity offering by the Companies, or any debt offering of the Companies, to the extent converted into equity.

     (d) Cash and Cash Equivalents. Borrower shall not suffer or permit at any time the sum, for the Companies, of cash and Cash Equivalent Investments to be less than Twenty Five Million Dollars ($25,000,000).

     (e) Capital Expenditures. The Companies may make Consolidated Capital Expenditures so long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

     Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided, that this Section 5.8 shall not apply to the following:

     (a) the Loans, the Letters of Credit or any other Indebtedness under this Agreement;

     (b) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or capital leases), which loans and capital leases shall only be secured by the fixed assets being purchased;

     (c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof so long as the principal amount thereof shall not be increased after the Closing Date);

     (d) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

     (e) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed, for all such Indebtedness of all Foreign Subsidiaries, Twenty-Five Million Dollars ($25,000,000) at any time outstanding, provided that such Indebtedness may only be guaranteed by the Credit Parties up to an aggregate amount of Twenty-Five Million Dollars ($25,000,000)

when added to any guaranties by Credit Parties of the Indebtedness permitted under subsection (g) hereof;

     (f) any loans from a Company to a Company permitted under Section 5.11 hereof;

     (g) Indebtedness of a Foreign Subsidiary under an accounts receivable facility whereby no portion of the Indebtedness or any other obligation (contingent or otherwise) under such facility is guaranteed by any other Company (subject to the proviso in subsection (e) hereof) and no Company (other than such Foreign Subsidiary) provides, either directly or indirectly, any credit support of any kind (other than a guaranty permitted under subsection (e) hereof) in connection with such facility;

     (h) Subordinated Indebtedness with terms and documentation in form and substance acceptable to Agent;

     (i) loans to Percepta and its Subsidiaries in an aggregate amount at any time outstanding of up to ten percent (10%) of revenues of Percepta and its Subsidiaries for the most recently completed four fiscal quarters;

     (j) loans to a joint venture (in which a Company holds an equity interest) in an aggregate amount at any time outstanding of up to ten percent (10%) of revenues of such joint venture for the most recently completed four fiscal quarters;

     (k) Indebtedness of a Company that has been acquired by the Companies pursuant to Section 5.13 hereof, which Indebtedness (i) is not secured, except by a security interest permitted under Section 5.9(h) hereof, and (ii) was not incurred in anticipation of such Acquisition;

     (l) Indebtedness of a Company incurred pursuant to synthetic leases;

     (m) Indebtedness of a Company that is owing to any governmental entity, including, without limitation, industrial revenue bonds and grants issued by any governmental entity to such Company which may constitute Indebtedness until the completion of the tasks related to such grants; provided, however, that all such Indebtedness must be either (i) unsecured, (ii) only secured by the fixed assets purchased with proceeds from such Indebtedness, or (iii) secured with assets (other than fixed assets) that are specifically related to the “project” that is the subject of the grant or financing, securing no more than the aggregate amount, for all such Indebtedness of all Companies, of Five Million Dollars ($5,000,000) at any time outstanding; and

     (n) Indebtedness not otherwise described in or subject to subparts (a) through (k) hereof in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding.

     Section 5.9. Liens. No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

     (a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

     (b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

     (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

     (d) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

     (e) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased; provided, however, that any Lien securing any obligations under the Note Purchase Agreement shall be released within one hundred twenty-five (125) days after the Closing Date;

     (f) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

     (g) any Lien granted to Agent, for the benefit of the Lenders;

     (h) any Lien on fixed assets owned by a Company as a result of an Acquisition permitted pursuant to Section 5.13 hereof;

     (i) any Lien on assets of Foreign Subsidiaries to secure the Indebtedness described in Section 5.8(e) hereof;

     (j) any U.C.C. Financing Statement filed to provide notice of (i) an operating lease entered into in the ordinary course of business, or (ii) a synthetic lease permitted under Section 5.8(l) hereof;

     (k) the Liens described in Section 5.8(m) hereof; or

     (l) any Lien not otherwise described in or subject to subparts (a) through (k) hereof securing Indebtedness (other than Indebtedness for borrowed money) in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding.

No Company shall enter into any contract or agreement that shall exist more than forty-five (45) days after the Closing Date (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit

Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

     Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

     Section 5.11. Investments and Loans. No Company shall, without the prior written consent of Agent and the Required Lenders, (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind; provided that this Section 5.11 shall not apply to the following:

     (i) investments made in accordance with the Borrower Investment Policy;

     (ii) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement;

     (iii) any investment in, loan to or guaranty of the Indebtedness of, Borrower or a Domestic Subsidiary;

     (iv) any investment in, loan to or guaranty of the Indebtedness of a Foreign Subsidiary so long as the Companies are in compliance (and in pro forma compliance after giving effect to such loan, investment or guaranty) with the provisions of Section 5.7 hereof;

     (v) any investment in a joint venture of a Company so long as the Companies are in compliance (and in pro forma compliance after giving effect to such investment) with the provisions of Section 5.7 hereof;

     (vi) any advance or loan to an officer or employee of a Company, so long as all such advances and loans from all Companies aggregate not more than the principal sum of One Million Dollars ($1,000,000) at any time outstanding;

     (vii) the holding of any stock that has been acquired pursuant to an Acquisition permitted under Section 5.13 hereof; or

     (viii) other investments of, loans from or guaranties by, the Companies not in excess of the aggregate amount, for all Companies, of Five Million Dollars ($5,000,000).

     Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

     (a) any Domestic Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment;

     (b) any Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower or (ii) any Guarantor of Payment;

     (c) any Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary;

     (d) any Foreign Subsidiary may merge with another Foreign Subsidiary or with a Credit Party (provided that a Credit Party shall be the continuing or surviving Person);

     (e) any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to a Credit Party or any other Foreign Subsidiary;

     (f) Borrower may sell its corporate headquarters located at 9197 South Peoria Street, Englewood, Colorado 80112-5833;

     (g) Borrower, any Domestic Subsidiary and any Foreign Subsidiary organized under the laws of Canada may sell, lease, transfer or otherwise dispose of any assets to a Person that is not a Credit Party (other than the accounts (and general intangibles relating thereto and proceeds thereof) pledged to Agent, for the benefit of the Lenders, pursuant to the Security Agreement) so long as, after giving pro forma effect to any Disposition with net proceeds in excess of Fifteen Million Dollars ($15,000,000), the Companies are in pro forma compliance with the provisions of Section 5.7 hereof;

     (h) any Foreign Subsidiary (other than a Foreign Subsidiary organized under the laws of Canada) may sell, lease, transfer or otherwise dispose of any assets; and

     (i) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

     Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Credit Party may effect an Acquisition so long as:

     (a) the business to be acquired shall be similar to the lines of business of the Companies;

     (b) the Companies shall be in full compliance with the Loan Documents both prior to and subsequent to such Acquisition;

     (c) no Default or Event of Default shall exist prior to and after giving effect to such Acquisition;

     (d) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

     (e) with respect to any Acquisition the Consideration for which is in excess of Twenty-Five Million Dollars ($25,000,000), Borrower shall have provided to Agent and the Lenders, at least ten (10) Business Days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Borrower showing pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition; and

     (f) the aggregate amount of Consideration (exclusive of the issuance of equity) shall not exceed (i) Seventy-Five Million Dollars ($75,000,000) for each such Acquisition, and (ii) One Hundred Million Dollars ($100,000,000) for all Acquisitions by the Companies in a twelve-month period.

     Section 5.14. Notice. Borrower shall cause a Financial Officer of Borrower to promptly notify Agent and the Lenders whenever any Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

     Section 5.15. Restricted Payments. No Company shall pay or commit itself to pay any Restricted Payment at any time, except that (a) any Subsidiary may make Capital Distributions to Borrower or any other Subsidiary of Borrower, and (b) so long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, Borrower may make Restricted Payments.

     Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority, private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the material release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority, private Person or otherwise. Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any

Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

     Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.

     Section 5.18. Use of Proceeds. Borrower’s use of the proceeds of the Loans shall be solely for working capital purposes, including the repayment of the Senior Notes, the refinancing of existing Indebtedness, for Acquisitions and other general corporate purposes of the Companies.

     Section 5.19. Corporate Names. No Company shall change its corporate name, unless, in each case, such Company shall provide Agent with at least thirty (30) days prior written notice thereof. Borrower shall also provide Agent with at least thirty (30) days prior written notification of (a) any change in the location of the office where any Company’s records pertaining to the Collateral are kept; and (b) any change in any Company’s chief executive office. In the event of any of the foregoing or as a result of any change of applicable law with respect to the taking of security interests, or if determined by Agent to be necessary, Agent is hereby authorized to file new Uniform Commercial Code financing statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent’s reasonable discretion, to perfect or continue perfected the security interest of Agent, for the benefit of the Lenders, in the Collateral, based upon such new places of business or names or such change in applicable law, and Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such financing statements and shall promptly reimburse Agent therefor if Agent pays the same. Such amounts shall be Related Expenses hereunder.

     Section 5.20. Lease Rentals. The Companies may enter into operating leases in the ordinary course of business.

     Section 5.21. Subsidiary Guaranties and Pledge of Stock or Other Ownership Interest.

     (a) Guaranties. Each Domestic Subsidiary of a Company (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations, such agreement to be in form and substance acceptable to Agent, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.

     (b) Pledge of Stock. With respect to the creation or acquisition of a First-Tier Material Foreign Subsidiary, Borrower shall (i) pledge to Agent, for the benefit of the Lenders,

sixty-five percent (65%) of the ownership interest owned by a Credit Party pursuant to the terms of a Pledge Agreement executed by the appropriate Credit Party, and (ii) deliver to Agent, for the benefit of the Lenders, the outstanding shares certificates (or other evidence of equity) evidencing such pledged ownership interest.

     (c) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, on or after the Closing Date, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to perfect, at Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction (subject to the proviso in the definition of First-Tier Material Foreign Subsidiary).

     Section 5.22. Restrictive Agreements. Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

     Section 5.23. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be Borrower or a Guarantor of Payment under this Agreement prior to or concurrently therewith.

     Section 5.24. Pari Passu Ranking. The Obligations shall, and Borrower shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior Indebtedness of Borrower.

     Section 5.25. Note Purchase Agreement. Borrower shall not, without the prior written consent of Agent and the Required Lenders, amend, restate, supplement or otherwise modify the Note Purchase Agreement; provided, however, that Borrower may execute an amendment or waiver to the Note Purchase Agreement without the prior written consent of Agent and the Required Lenders to (i) waive or remove the thirty (30) day prepayment notification period, or (ii) allow for the granting of a security interest to Agent on the assets of the Companies. Within five Business Days after the Closing Date, Borrower shall provide notice to the noteholders of its intention to prepay the Indebtedness under the Note Purchase Agreement within forty-five (45) days after the Closing Date.

     Section 5.26. Amendment of Organizational Documents. No Company shall amend its Organizational Documents to change its name or state of organization, or otherwise amend its Organizational Documents in any manner adverse to the Lenders, without the prior written consent of Agent.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

     Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to qualify will not result in a Material Adverse Effect. Each Foreign Subsidiary is validly existing under the laws of its jurisdiction of organization. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower, its state of formation, its relationship to Borrower, including the percentage of each class of stock owned by a Company, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business. Except as set forth in Schedule 6.1, Borrower owns all of the equity interests of each of its Subsidiaries.

     Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any agreement.

     Section 6.3. Compliance with Laws and Contracts. Each Company:

     (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority reasonably necessary for the conduct of its business and is in compliance in all material respects with all applicable laws relating thereto;

     (b) is in compliance in all material respects with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices; and

     (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound unless such violation or default could not reasonably be expected to result in a Material Adverse Effect.

     Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, other than those that could not reasonably be expected to result in a Material Adverse Effect.

     Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

     Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company, other than a U.C.C. Financing Statement in favor of Agent, for the benefit of the Lenders; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind other than any security interest or Lien that may be granted to Agent, for the benefit of the Lenders. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

     Section 6.7. Tax Returns. All federal, state and all material local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein and with respect to foreign tax returns, except as may be filed beyond the due date without material penalties. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

     Section 6.8. Environmental Laws. Each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

     Section 6.9. Locations. The Companies have places of business or maintain their accounts receivable at the locations set forth on Schedule 6.9 hereto. Each Company’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 further specifies whether each location, as of the Closing Date, that is owned by the Companies.

     Section 6.10. Continued Business. Except as described in Borrower’s 10-K, 10-Q or other public filings with the Securities and Exchange Commission, there exists no actual, pending, or, to Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

     Section 6.11. Employee Benefits Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is reasonably expected to occur with respect to an ERISA Plan. No Controlled Group member has failed to make a required material installment or other required material payment under Section 412(a) of the Code on or before the due date or within a reasonable time after such due date. No Controlled Group member has failed to make contributions to an ERISA Plan that is a Multiemployer Plan in accordance with the applicable governing documents which is reasonably likely to result in a material liability to the Controlled Group member. No Benefit Plan (other than a Multiemployer Plan) has any accumulated funding deficiency (as defined in Section 412(a) of the Code). None of the Companies have adopted or plans to adopt any amendments that could reasonably result in a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan (other than a Multiemployer Plan) that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply (or as soon as reasonably practicable are corrected to comply) with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employees Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets by an amount that would have a Material Adverse Effect. Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for Foreign Employee Benefit Plan. With respect to any Foreign Employee Benefit Plan, reasonable reserves have been established in accordance with local laws or prudent business practice or where required by ordinary accounting practices in the jurisdiction in which Foreign Employee Benefit Plan is maintained.

     Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

     Section 6.13. Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Agent and the Lenders. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

     Section 6.14. Financial Statements. The December 31, 2003 Consolidated financial statements of Borrower, furnished to Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the date of such financial statements and the results of their operations for the period then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

     Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

     Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party that, as to subsections (a) through (g), requires the future payment of an amount in excess of Thirty Million Dollars ($30,000,000) during any twelve-month period.

     Section 6.17. Intellectual Property. Each Company owns or has the right to use all of the patents, patent applications, industrial designs, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others.

     Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

     Section 6.19. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

     Section 6.20. Note Agreement. No Event of Default (as defined in the Note Purchase Agreement) or Default (as defined in the Note Purchase Agreement) exists, nor will any such Event of Default or Default exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.

     Section 6.21. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

     Each of the following shall constitute an Event of Default hereunder:

     Section 7.1. Payments. If (a) the interest on any Loan or any commitment or other fee shall not be paid in full punctually when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

     Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13 or 5.15 hereof.

     Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

     Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to the Lenders or any thereof or any other holder of any Note, shall be false or erroneous in any material respect.

     Section 7.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other provision, term or condition contained in any Material Indebtedness Agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

     Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

     Section 7.7. Change in Control. If any Change in Control shall occur.

     Section 7.8. Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days after the date on which the right to appeal has expired; provided that the aggregate of all such judgments for all such Companies shall exceed Ten Million Dollars ($10,000,000).

     Section 7.9. Material Adverse Change. There shall have occurred any condition or event that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

     Section 7.10. Security. If any Lien granted in this Agreement or any other Loan Document in favor of Agent, on behalf of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Credit Parties have failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Agent, in its reasonable discretion).

     Section 7.11. Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby. In addition to any other material Loan Documents, this Agreement, each Note and each Guaranty of Payment shall be deemed to be “material”.

     Section 7.12. Senior Notes. If, within forty-five (45) days from the Closing Date, Borrower shall have failed to prepay, in full, all of the obligations under the Senior Notes.

     Section 7.13. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, (h) have an administrative receiver appointed over the whole or substantially the whole of its assets, or (i) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII. REMEDIES UPON DEFAULT

     Notwithstanding any contrary provision or inference herein or elsewhere:

     Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11 or 7.12 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, give written notice to Borrower, to:

     (a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan and the obligation of the Fronting Lender to issue any Letter of Credit immediately shall be terminated; and/or

     (b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

     Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.13 hereof shall occur:

     (a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

     (b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

     Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, Borrower shall immediately deposit with Agent, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender) to or for the credit or account of any Company, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

     Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.13 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower to such

Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

     Section 8.5. Equalization Provision. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Lender (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrower agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was a direct creditor of Borrower in the amount of such participation.

     Section 8.6. Other Remedies. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE IX. THE AGENT

     The Lenders authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

     Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance or any of the terms, covenants or conditions hereof or thereof on the part of Borrower or any other Company, or the financial condition of Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.

     Section 9.2. Note Holders. Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

     Section 9.3. Consultation With Counsel. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

     Section 9.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     Section 9.5. Agent and Affiliates. With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate.

     Section 9.6. Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.14 hereof.

     Section 9.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this

Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

     Section 9.8. Release of Collateral or Guarantor of Payment. In the event of a sale of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such sale or sales are applied in accordance with the terms of this Agreement to the extent required to be so applied, Agent, at the request and expense of Borrower, is hereby authorized by the Lenders to (a) release such Collateral from this Agreement, (b) release a Guarantor of Payment in connection with an asset sale permitted hereunder, and (c) duly assign, transfer and deliver to the affected Company (without recourse and without any representation or warranty) such Collateral as is then (or has been) so sold or released and as may be in possession of Agent and has not theretofore been released pursuant to this Agreement.

     Section 9.9. Notice of Default. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

     Section 9.10. Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document.

     Section 9.11. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

ARTICLE X. MISCELLANEOUS

     Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

     Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

     Section 10.3. Amendments, Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (a) any increase in the Commitment hereunder (except as specified in Section 2.9(b) hereof), (b) the extension of maturity of the Loans, the payment date of interest or principal thereunder, or the payment date of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate of this Section), or in any amount of principal or interest due on any Loan, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (e) the release of any Guarantor of Payment or material amount of Collateral securing the Obligations, except as contemplated in Section 9.8 hereof and as otherwise permitted under this Agreement (including without limitation, releases which occur automatically and without any additional consent by Agent or any Lender), or (f) any amendment to this Section 10.3 or Section 8.5 hereof. Notice of amendments or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note (or interest on any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

     Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

     Section 10.5. Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable costs and expenses of Agent and all Related Expenses, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all reasonable costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.

     Section 10.6. Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

     Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

     Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     Section 10.9. Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

     Section 10.10. Lender Assignments.

     (a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, if any, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof. If a Lender (that is also a Fronting Lender) shall, through an assignment made pursuant to this Section 10.10, cease to be a Lender under this Agreement, the Letters of Credit issued by such Lender shall be terminated and replaced by a Letter of Credit issued by another Fronting Lender on or prior to the date of such assignment (or be otherwise dealt with in a manner acceptable to Agent, Borrower and the Fronting Lender that is assigning its interest as a Lender).

     (b) Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to another Lender or to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

     (c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

     (d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

     (e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

     (f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (B) United States Internal Revenue Service Form W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrower) a new Form W-8ECI or Form W-8BEN or Form W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     (g) Deliveries by Borrower. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

     (h) Effect of Assignment. Upon satisfaction of all applicable requirements of set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

     (i) Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     Section 10.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note held by it); provided, that:

     (a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

     (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

     (c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

     (d) such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

     (e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

     (i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

     (ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrower agrees that any Lender that sells participations pursuant to this Section shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrower shall not increase as a result of such transfer and Borrower shall have no obligation to any Participant.

     Section 10.12. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

     Section 10.13. Investment Purpose. Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

     Section 10.14. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

     Section 10.15. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

     Section 10.16. Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflict of laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

10977691.15

     Section 10.17. Jury Trial Waiver. TO THE EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

     IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

TELETECH HOLDINGS, INC.

Address:	9197 South Peoria Street	By:	/s/ Karen Breen
	Englewood, Colorado 80112-5833	Name:	Karen Breen
	Attn: Vice President — Treasurer	Title:	Treasurer

Address:	127 Public Square	KEYBANK NATIONAL ASSOCIATION,
	Cleveland, Ohio 44114-1306	as Agent and as a Lender
Attn: Institutional Banking

		By:	/s/ Thomas A. Crandell
Thomas A. Crandell
Senior Vice President

Signature Page
1 of 1 of the Credit Agreement

SCHEDULE 1

		REVOLVING
		CREDIT
	COMMITMENT	COMMITMENT
LENDERS	PERCENTAGE	AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	100%	$100,000,000	$100,000,000

Total Commitment Amount	100%	$100,000,000	$100,000,000

SCHEDULE 2

GUARANTORS OF PAYMENT

Newgen Results Corporation
Carabunga.com. Inc.
TeleTech Customer Care Management (Colorado), Inc.
TeleTech Stockton, LLC
TeleTech Services Corporation
TeleTech Financial Services Management, LLC
TeleTech Customer Care Management (West Virginia), Inc.
TeleTech Government Solutions, LLC
TeleTech Facilities Management (Postal Customer Support), Inc.
TeleTech Customer Care Management (Pennsylvania), LLC
TeleTech South America Holdings, Inc.
TTEC Nevada, Inc.
TeleTech Customer Service, Inc.
T-TEC LABS, Inc.
TeleTech International Holdings, Inc.
TeleTech Customer Care Management (California), Inc.

SCHEDULE 2.2

BOA LETTERS OF CREDIT

L/C #	Beneficiary	L/C Amount
7403379	Royal Indemnity Company	$750,000
7405878	Liberty Mutual	$6,692,000
7410023	Royal Indemnity Company	$881,500
7412262	Union Bank of California	$1,394,985

SCHEDULE 3

PLEDGED SECURITIES

TeleTech International Pty. Ltd. (Australia)
Newgen Results Canada, Ltd. (Manitoba, Canada)
TeleTech Canada, Inc. (Ontario, Canada)
Inversiones Caspio, S.L. (Spain)
TeleTech (UK) Ltd. (UK)
Apoyo Empresarial de Servicios, S. de R.L. de C.V. (Mexico)
Servicios y Administraciones de Bajio S. de R.L. de C.vV. (Mexico)
TeleTech Mexico, S.A. de C.V. (Mexico)
TeleTech Brasil Servicios de Informatica Ltda. (Brazil)
TeleTech Brasil, Ltda. (Brazil)

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE

$	May 5, 2004

     FOR VALUE RECEIVED, the undersigned, TELETECH HOLDINGS, INC., a Delaware corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of          (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of

DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America.

     As used herein, “Credit Agreement” means the Credit Agreement dated as of May 5, 2004, among Borrower, the Lenders, as defined therein, KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

     Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

     The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

     This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

     Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

     JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

TELETECH HOLDINGS, INC.
By:
Name:
Title:

EXHIBIT B
FORM OF
SWING LINE NOTE

$ 15,000,000	May 5, 2004

     FOR VALUE RECEIVED, the undersigned, TELETECH HOLDINGS, INC., a Delaware corporation (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of

FIFTEEN MILLION AND 00/100	DOLLARS

or, if less, the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined) made by Lender to Borrower pursuant to Section 2.2(c) of the Credit Agreement, in lawful money of the United States of America on the earlier of the last day of the applicable Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

     As used herein, “Credit Agreement” means the Credit Agreement dated as of May 5, 2004, among Borrower, the Lenders, as defined therein, KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

     Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(b); provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

     The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligation of Borrower under this Note.

     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

     This Note is the Swing Line Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

     Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

     JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

TELETECH HOLDINGS, INC.
By:
Name:
Title:

EXHIBIT C
FORM OF
NOTICE OF LOAN

[Date]                                      , 20

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Institutional Banking

Ladies and Gentlemen:

     The undersigned, Teletech Holdings, Inc., refers to the Credit Agreement, dated as of May 5, 2004 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)	The Business Day of the Proposed Loan is , 20 .

(b)	The amount of the Proposed Loan is $ .

(c)	The Proposed Loan is to be a Base Rate Loan / Eurodollar Loan / Swing Loan . (Check one.)

(d)	If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month , two months , three months , six months . (Check one.)

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

     (i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

     (ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

     (iii) the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

TELETECH HOLDINGS, INC.
By:
Name:
Title:

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

     (1) I am the duly elected Chief Financial Officer or Treasurer of Teletech Holdings, Inc., a Delaware corporation (“Borrower”);

     (2) I am familiar with the terms of that certain Credit Agreement, dated as of May 5, 2004, among Borrower, the Lenders, as defined therein, KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     (3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

     (4) The representations and warranties made by Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

     (5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

     IN WITNESS WHEREOF, I have signed this certificate the    day of                , 20   .

TELETECH HOLDINGS, INC.
By:
Name:
Title:

EXHIBIT E
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

     This Assignment and Acceptance Agreement (this “Assignment Agreement”) between             (the “Assignor”) and             (the “Assignee”) is dated as of          , 20_. The parties hereto agree as follows:

     1. Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of May 5, 2004, among Teletech Holdings, Inc. (“Borrower”), the Lenders, as defined therein, KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, “Assignee’s Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment of Assignor as set forth on Annex 1 hereto (hereinafter, the “Assigned Amount”), (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto.

     3. Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [             ,    ] (or such other date agreed to by Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

     (a) receipt by Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 10.10(a) of the Credit Agreement, by Borrower;

     (b) receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.10 of the Credit Agreement;

     (c) receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, (iv) and such other information as Agent shall request; and

     (d) receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 10.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

     4. Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other part any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

     5. Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, Borrower, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor, (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of Borrower or Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the Related Writings, except for its or their own bad faith or willful misconduct. Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

     6. Indemnity. Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

     7. Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right pursuant to Section 10.10 of the Credit Agreement to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

     8. Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

     9. Acceptance of Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 10.10 of the Credit Agreement, upon the acceptance and consent of Borrower; provided, that the execution of this Assignment Agreement by Agent and, if necessary, by Borrower is evidence of such acceptance and consent.

     10. Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     11. Governing Law. This Assignment Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.

     12. Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

[Remainder of page intentionally left blank.]

     13. JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address:		ASSIGNOR:

	Attn:	By:

Name:

Title:

Address:		ASSIGNEE:

	Attn:	By:

Name:

Title:

Accepted and Consented to this	Accepted and Consented to this
day of , 200 :	day of , 200 :

KEYBANK NATIONAL ASSOCIATION,	TELETECH HOLDINGS, INC.
as Agent

By:	By:

Name:	Name:

Title:	Title:

ANNEX 1
TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT

     On and after the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I. INTEREST OF ASSIGNOR BEING ASSIGNED TO ASSIGNEE

A. Assignee’s Percentage		%

B. Assigned Amount	$

II. ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

A. Assignee’s Commitment Percentage under the Credit Agreement		%

B. Assignee’s Commitment Amount under the Credit Agreement	$

III. ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

A. Assignor’s Commitment Percentage under the Credit Agreement		%

B. Assignor’s Commitment Amount under the Credit Agreement	$

EXHIBIT F
FORM OF
REQUEST FOR EXTENSION

                   , 20

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Institutional Banking

Ladies and Gentlemen:

     The undersigned, Teletech Holdings, Inc. (“Borrower”), refers to the Credit Agreement, dated as of May 5, 2004 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, KeyBank National Association, as lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), and hereby gives you notice, pursuant to Section 2.12 of the Credit Agreement that the undersigned hereby requests an extension as set forth below (the “Extension”) under the Credit Agreement, and in connection with the Extension sets forth below the information relating to the Extension as required by Section 2.12 of the Credit Agreement.

     The undersigned hereby requests Agent and the Lenders to extend the Commitment Period from             , 200   to             , 200_.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Extension: (a) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Extension and the application of the proceeds therefrom, as though made on and as of such date; (b) no event has occurred and is continuing, or would result from such Extension, or the application of proceeds therefrom, which constitutes a Default or an Event of Default; and (c) the conditions set forth in Section 2.12 and Article IV of the Credit Agreement have been satisfied.

Very truly yours,

TELETECH HOLDINGS, INC.

By:

Name:

Title: